Exhibit 99.1

Union Announces Retirement of Chief Banking Officer D. Anthony Peay

Richmond, Va., June 5, 2017 – Union Bankshares Corporation (“Union”) has announced the retirement of D. Anthony Peay, Executive Vice President and Chief Banking Officer effective August 31, 2017.

Tony joined Union in 1994 as the Chief Financial Officer after 13 years as a CPA with Deloitte (formerly Gary Stosch Walls & Co). In his 23-year banking career, Tony has served in numerous roles and Union has grown from around $400 million to more than $8.7 billion in assets. In recent years, Tony served as the Chief Banking Officer. John C. Asbury, President and CEO of Union, stated “Tony has been an integral part of Union’s growth and we have been fortunate to have Tony devote more than two decades to this organization. Tony has made a strong impact on many teammates, as well as community and professional colleagues. We will miss Tony’s contributions and wish him great health and much happiness in his retirement. Please join Union in congratulating Tony on his retirement, we wish him, and his wife Cecelia, all the best.”

“I’m especially proud that in addition to being a part of the growth of the bank, I’ve been privileged to work with, and coach, some of the best bankers/teammates in Virginia. I've spent invaluable time with our many outstanding customers and business partners who helped us become the bank we are today.  I’ve also been fortunate to serve on the board of the Leukemia and Lymphoma Society and other organizations to give back to the community, and plan to remain involved in those efforts, I believe that Union’s best days lay ahead of it and wish our teammates all the future success.”

With the retirement of Peay, Union will start a national search for the leader of its commercial banking business. In the interim, Fredericksburg Regional President Jon Wallace will lead the commercial teams.

About Union Bankshares Corporation

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union Bank & Trust, which has 113 banking offices and approximately 184 ATMs located throughout Virginia. Non-bank affiliates of the holding company include: Union Mortgage Group, Inc., which provides a full line of mortgage products, Old Dominion Capital Management, Inc., which provides investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the Company is available at http://investors.bankatunion.com.

Contacts:

Bill Cimino (804) 448-0937, VP and Director of Corporate Communications.

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